ASSET PURCHASE AGREEMENT

by and among

CJB SOFTWARE LLC

and

DRAXO TECHNOLOGY, INC.

Dated December 13, 2019

This Agreement is made by and between CJB SOFTWARE LLC, a Utah limited liability company (hereinafter referred to as "Seller"), and DRAXO TECHNOLOGY, INC., a Wyoming, corporation (hereinafter referred to as "Buyer").

AGREEMENT

1.	Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of the tangible and intangible assets of Seller used in Seller’s restaurant and catering business (the "Assets"), as more fully described below:
a.	All computer code, copyright, trademarks, graphic images, website development and URLs (collectively, “Intellectual Property”) associated with the iOS applications known as “Dab-ItTM and Music Festival App.”
b.	All of Seller’s goodwill and other intangible assets, including, without limitation, all government licensures, permits, customer lists, the names and addresses of suppliers, mechanics or service personnel, etc.
2.	Inspection. Buyer represents and warrants that it has inspected the Assets and accepts such assets in their current condition, with all faults. Seller hereby represents and warrants that it is the owner of the Assets, subject to the liabilities assumed hereunder, but expressly disclaims any warranties as to the condition or suitability of such Assets.
3.	Consideration. The consideration for the Assets being purchased hereunder shall be $15,000.00 (the "Purchase Price") paid in the form of a Promissory Note attached hereto as Exhibit A.
4.	Closing/Risk of Loss. The closing of the transactions contemplated by this Agreement shall take place virtually via an electronic signature platform upon the "Closing Date". Seller shall, on the Closing Date, convey, transfer and assign to Buyer by Bill of Sale, assignment or other appropriate instruments in form and substance satisfactory to Buyer and its counsel such Assets as are described in paragraph 1 hereof. Seller shall also, on and after the Closing Date and upon request of Buyer, execute such other documents as may be required in order to make effective the sale and transfer of Seller’s Assets as therein provided to vest fully in Buyer the title thereto and to otherwise effectuate the purposes of this Agreement (collectively “Transfer Documents” and attached hereto as Exhibit B). Buyer shall take possession of the Assets as of closing, and shall be entitled to occupy the leased premises identified in the Lease, and employ the Assets in a restaurant/catering business from the Closing Date. Risk of loss shall pass from Seller to Buyer at closing.
5.	Covenants of Seller. Seller hereby covenants and agrees with Buyer that:

a.	Between the date of this Agreement and the Closing Date, except as otherwise permitted by the prior written consent of Buyer:
(i)	The business and operations of Seller will be conducted only in the ordinary course of business and all obligations under agreements binding upon Seller will be duly performed;
(ii)	Seller shall not mortgage, pledge or encumber any of the Assets; or
(iii)	Seller shall not make any commitments with respect to capital expenditures for the Seller, nor will Seller dispose of any of the Assets.
b.	Between the date of this Agreement and the Closing Date, Seller will use their best efforts to preserve the Assets and to maintain and preserve the goodwill of the customers and others having business relationships with Seller in connection with the Assets.

6.	Seller’s Representations and Warranties. Seller hereby represents and warrants that:
a.	Seller is the sole owner of and have the full right and authority to sell the Assets to be transferred hereunder, all of which, except as otherwise specifically provided for in this Agreement are free and clear of any and all debts, claims, mortgages, liens, security agreements and other encumbrances equities or restrictions on transfer except or disclosed hereinafter in this Agreement.
b.	Seller is a legal entity that is, or will be, duly organized and validly existing under applicable laws. The execution and delivery of the this Agreement by officers executing and delivering the same have been duly authorized by Seller’s authorized officers, and do not and will not violate any provision of Seller’s applicable organizational documents or any contract or other agreement to which Seller is a party, or which is or purports to be binding upon Seller.
c.	With respect to the Assets, there is no litigation, arbitration or other legal proceeding pending, or to the knowledge of Sellers, threatened against Seller, and Seller are not in default with respect to any order of any court or government authority which may have been issued against Sellers.
d.	Seller has good and marketable title to all the Assets free and clear of any mortgage pledge, lien, security interest, encumbrance or any other charge or restriction.
e.	Seller’s operation of the Assets has not been in violation of any existing or proposed environmental safety or health law, rule or regulation.
f.	Seller has disclosed to Buyer all material information to which Seller has notice or knowledge relating to Seller and the Assets which could reasonably be expected to have a material adverse effect on Buyer's operation of the Assets.

7.	Buyer's Representations and Warranties. Buyer hereby represents and warrants that:
a.	Buyer is a corporation duly organized and validly existing under the laws of the State of Wyoming.
b.	The execution and delivery of this Agreement by the officers executing and delivering the same have been duly authorized by Buyer's shareholders and board of directors, and do not and will not violate any provisions of Buyer's Articles of Incorporation, By Laws, or any contract or other agreement to which Buyer is a party or which is or purports to be binding upon Buyer.

c.	The representations and warranties of Seller made in this Agreement or any document or certificate delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date with the force and effect as though such representations and warranties had been made on and as of the Closing Date, to such effect, certified by Seller.
d.	Seller shall have fully performed and complied with all covenants, terms and agreements to be performed and complied with by Seller on or before the Closing Date.
e.	On the Closing Date no action or proceeding against Seller before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions or events contemplated by this Agreement or cause such transactions to be rescinded, require Seller to divest itself of any of its assets or properties of which, in the opinion of counsel for the Buyer, would make the transactions contemplated hereby imprudent.
f.	Buyer shall have received such other certificates, documents, assignments, instruments as counsel for Buyer shall reasonably request in order to consummate the transactions contemplated by this Agreement.

8.	Miscellaneous.
a.	Except as otherwise provided for herein, each of the parties hereto shall pay its own expenses in connection with the transactions contemplated by this Agreement.
b.	The parties hereto agree to execute and deliver all such further instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention the parties as expressed herein. Buyer specifically, and without limitation, agrees to execute the appropriate Uniform Commercial Code form necessary to perfect Megabank=s security interest in the Assets.
c.	All representations, warranties, covenants and agreements made by Seller and Buyer in this Agreement or pursuant to this Agreement shall survive the Closing Date. Notwithstanding any investigation conducted before or after the Closing Date, a party shall be entitled to rely upon the representations and warranties of the other party as set forth in this Agreement.
d.	This instrument contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein. The parties hereto expressly agree that this Instrument supersedes and rescinds any prior written agreement between them pertaining to the sale of the Assets. This Agreement may not be amended, modified or discharged orally or otherwise than in writing, executed by all the parties hereto or the respective successors or assigns.
e.	This Agreement and the transactions and other instruments provided for herein shall be governed as to their validity, interpretation and effect by the laws of the State of Utah, and may only be judicially enforced in any court of competent jurisdiction sitting in Salt Lake County, Utah. This Agreement will be binding upon the respective successors and assigns of the parties hereto.
f.	Seller hereby indemnifies and holds Buyer harmless from and against any and all claims, lawsuits, damages or causes of action in any manner relating to or arising out of failure by Seller to notify creditors of the transaction contemplated herein, to the extent applicable.
g.	Nothing herein shall be construed as an agreement by Buyer to assume any contract to which Seller is a party or to hire any person currently employed by Seller in conjunction with the operation of the Assets.

h.	All covenants shall be binding upon and shall extend to the heirs, personal representatives, successors and assigns of the parties.
i.	In the event any term, condition, covenant or agreement herein shall be deemed or declared to be invalid or unenforceable by any court of competent jurisdiction, such invalid or unenforceable term, etc., shall be severed from the remaining valid terms of this Agreement and shall not affect the validity or enforceability of such valid terms.
j.	Time is of the essence in this Agreement.

This Agreement shall include those portions of this instrument denoted >Recitals= as well as those denoted Agreement.

IN WITNESS WHEREOF the parties have caused this agreement to be duly executed on this the 13th day of December, 2019.

CJB SOFTWARE LLC

By: /s/ Cameron Brannelly

Name: Cameron Brannelly

Title: Manager

DRAXO TECHNOLOGY, INC.

By: /s/ David L. Anderson

Name: David L. Anderson

Title: President

EXHIBIT A TO ASSET PURCHASE AGREEMENT

(Promissory Note)

EXHIBIT B TO ASSET PURCHASE AGREEMENT

(Transfer Documents)

INTELLECTUAL PROPERTY ASSIGNMENT

This INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”), effective as of December 13, 2019 (the “Effective Date”), is by and between Cameron Brannelly and CJB Software (individually, Assignor and collectively, “Assignors”), and DRAXO TECHNOLOGY, INC., a Wyoming corporation(“Assignee”).

WITNESSETH:

WHEREAS, Assignors, Assignee and certain other parties have entered into a business partnership as of the Effective Date pursuant to which Assignors has agreed to assign all of his processes, inventions, patentable processes, copyrights, trademarks, and other intangible rights related to the with the iOS applications known as “Dab-ItTM and Music Festival App.” (collectively the "Intellectual Property") that have been or may be conceived or developed by Assignors, either alone or with others, his right, title and interest in and to, inter alia, copyrighted or copyrightable computer code, patents and patent applications, trademarks and/or domain name registrations (all of the foregoing collectively referred to herein as the “Intellectual Property”) to Assignee.

NOW, THEREFORE, in consideration of Assignors’ receipt of an equity interest in Assignee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Assignment. Each Assignor hereby sells, transfers, conveys, and assigns unto Assignee all of its right, title, and interest in and to the Intellectual Property and any and all goodwill of its business associated with the Intellectual Property, including without limitation rights to any registrations thereof, rights to prosecute any applications therefor, rights to have any registrations thereof issue in the name of Assignee, rights to apply for and obtain any renewal of any registrations thereof, rights to any priorities based on the filing of the aforesaid applications, rights to sue for past and future infringement thereof, and rights to all income, royalties, damages, claims and payments now or hereafter due or payable with respect to the Intellectual Property, and rights in and to all causes of action, either in law or in equity for past, present, or future infringement of the Intellectual Property.

2.       Further Assurances. Each party will, promptly upon the other party’s request and for no additional consideration, execute and deliver any and all additional documents and take such actions that are reasonably necessary to further effect and perfect the transfer of rights set forth herein. Without limiting the foregoing, Each Assignor agrees to, on the Effective Date or, if not possible to do so on the Effective Date, as soon thereafter as possible, but in no event more than five (5) days after the Effective Date, take any actions necessary, including the execution, acknowledgement and delivery of any necessary domain name transfer documents reasonably requested by Assignee, to change the administrative contact and the technical contact for the Domain Names to that of Assignee (or its designee), and otherwise effect the conveyance and assignment of the Domain Names to Assignee.

3.       Representations, Warranties and Covenants. The Assignors, and each of them, hereby represent and warrant that they individually and/or collectively have the requisite authority to make the foregoing intellectual property assignments.

4.       Binding Provisions. This Assignment is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors, and permitted assigns.

5.       Governing Law. All questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment shall be governed by the internal law, not the law of conflicts, of the State of Utah.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Intellectual Property Assignment as of the Effective Date.

ASSIGNOR:

CAMERON BRANNELLY

By: /s/ Cameron Brannelly

Name: Cameron Brannelly

ASSIGNOR:

CJB SOFTWARE

By: /s/ Cameron Brannelly

Name: Cameron Brannelly

Title: Manager

ASSIGNEE:

DRAXO TECHNOLOGY, INC.

By: /s/ David L. Anderson

Name: David L. Anderson

Title: President